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                                                                   EXHIBIT 10.31



                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made and entered into on this 12th day of February, 1999 by and between MEGO MORTGAGE CORPORATION, a Delaware corporation (the "Company"), and EDWARD B. "CHAMP" MEYERCORD (hereinafter called the "Executive").

                                R E C I T A L S

         A. The Company wishes to employ Executive as the Chairman of the Board of Directors and Chief Executive Officer of the Company.

         B. The Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1.       Employment.

                  1.1 Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

                  1.2 Duties of Executive. During the term of this Agreement, the Executive shall serve as Chairman of the Board and Chief Executive Officer of the Company, shall diligently perform all services as may be assigned to him by the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company. The Executive shall have the authority to hire other managerial personnel, that will report directly to him, subject to the prior consent and approval of the Board.

         2.       Term.

                  2.1 Initial Term. The initial term of this Agreement, and the employment of the Executive hereunder, shall commence on July 1, 1998 (the "Commencement Date") and shall expire on December 31, 2001, unless sooner terminated in accordance with the terms and conditions hereof (the "Initial Term").

                  2.2 Expiration Date. The date on which the term of this Agreement shall expire (including any extensions pursuant to Section 2.3 hereof), is referred to in this Agreement as the Expiration Date.


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                  2.3      Extension of Term. The term of this Agreement shall
automatically extend on the last day of the Initial Term, and on the last day of each twelve (12) month period for which the term is extended pursuant to this Section 2.3, for another twelve (12) months unless written notice is given, at least twelve (12) months but no more than eighteen (18) months prior to the date on which the term of the Agreement otherwise would expire, by either party communicating an intent not to extend the term of the Agreement.

         3.       Compensation.

                  3.1 Base Salary. The Executive shall receive a base salary at the annual rate of $300,000 (the "Base Salary") during the term of this Agreement, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the reasonable discretion of the Board, be increased at any time or from time to time, based upon a competitive market analysis of comparable companies, as well as published survey data, with respect to compensation paid to individuals similarly situated to the Executive.

                  3.2      Bonuses.

                           (a) For the period from the Commencement Date through December 31, 1998, the Company shall pay the Executive a bonus that is not less than $250,000 or such higher amount as shall be determined by the Company in its discretion, payable in cash by no later than January 15, 1999.

                           (b) Commencing September 1, 1998, for each fiscal year which starts during the term of this Agreement, the Executive shall be eligible to receive bonuses pursuant to a management incentive compensation plan (the "Plan") to be established by the Company with the approval of its Board of Directors, and all references in this Agreement to a "fiscal year" shall be to the Company's fiscal year as in effect from time to time during the term of this Agreement. The annual bonuses, if any, under the Plan shall be based upon the achievement of various financial and operational targets as the Board, or the Compensation Committee of the Board, in its sole and absolute discretion, shall set forth from time to time, and shall be payable to the Executive in cash and/or to the extent agreed upon by the Executive with common stock ("Common Stock") of the Company by no later than 75 days after the end of the fiscal year for which the bonus is payable. Any bonuses payable pursuant to this
         Section 3.2 are sometimes hereinafter referred to as "Incentive Compensation." Each fiscal year for which Incentive Compensation shall be payable under the Plan shall be referred to herein as a "Bonus Period."



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         4.       Expense Reimbursement and Other Benefits

                  4.1 Reimbursement of Expenses. During the term of this Agreement, upon the submission of proper substantiation (including all relevant receipts, invoices and other evidence reasonably requested by the Company) by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all of the following:

                           (a) reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company;

                           (b) the non-exclusive use of a two-bedroom apartment in Atlanta, Georgia, owned or leased by the Company for use by the Executive and his family while the Executive is providing services pursuant to this Agreement; and

                           (c)      reasonable costs to relocate to a
         destination at the reasonable request of the Company.

                  4.2 Compensation/Benefit Programs. During the term of this Agreement, the Executive shall participate in all basic health, major medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executives, including savings, pension, profit sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. With respect to the life insurance plans, the Company shall provide the Executive with term life insurance, subject to insurability, in an amount equal to five (5) times his Base Salary, as defined in Section 3.1 hereof.
With respect to disability insurance, the Company shall use reasonable efforts to provide Executive with coverage equal to sixty percent (60%) of the Executive's Base Salary, or such lower amount that is the highest available within standard underwriting limitations for such coverage. In the event that the Executive is not insurable at the standard rates, then the amount of life insurance or disability insurance coverage provided to the Executive shall be reduced to the amount of coverage, if any, that can be purchased for the Executive for a premium equal to the premium that would be payable for such coverage if it would be purchased at standard rates from the insurer issuing the policy.

                  4.3 Working Facilities. During the term of this Agreement, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

                  4.4 Automobile. During the term of this Agreement, the Company shall lease for the Executive an automobile of the Executive's choice, provided the monthly lease expense does not exceed $750.00 and the lease is for three years.



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                  4.5      Stock Options

                           (a) The Executive shall be granted an option (the "Stock Option") to purchase 4,818,591 shares of Common Stock of the Company under a stock option plan (the "Stock Option Plan") to be adopted by the Company on or before February 16, 1999. Such grant shall be made as of the date the Company adopts the Stock Option Plan at $1.50 per share or at fair market value on such date, whichever is greater, and such grant shall be made subject to such grant and such plan being approved by the Company's shareholders. During the term of this Agreement, the Executive shall be eligible to be granted additional stock options to purchase Common Stock of the Company under (and therefore subject to all terms and conditions of) the Company's Stock Option Plan and all rules of regulation of the Securities and Exchange Commission applicable to stock option plans then in effect. The Stock Option Plan will provide for the granting to management personnel of the Company, including the Executive, of options to purchase an aggregate of 12,000,000 shares of Common Stock of the Company.

                           (b) The Stock Option granted to the Executive shall have the following vesting schedule: (i) one third (1/3) will be exercisable on the first anniversary of the Commencement Date; (ii) one third (1/3) will be exercisable on the second anniversary of the Commencement Date; and (iii) one third (1/3) will be exercisable on the third anniversary of the Commencement Date. Notwithstanding the foregoing, any and all stock options granted to the Executive shall become immediately vested and fully exercisable in the event of a Change in Control of the Company (as defined in Section 5.6 herein). The stock options shall be granted as Incentive Stock Options within the meaning of Section 422(b) of the Code, if and to the extent they do not exceed the limits under Section 422(d) of the Code and provided that the option price is not less than the fair market value of the Common Stock on the date of grant.

                           (c) The Stock Option granted to the Executive shall terminate on the earliest of: (i) three (3) months after the Executive's employment with the Company terminates by reason of his resignation (other than a resignation which is described in Section 4.5(c)(ii); (ii) twelve (12) months after the date on which the Executive's employment with the Company is terminated as a result of
         (A) his resignation under Section 5.5 on or after the date he reaches age 60, (B) his resignation under Section 5.6 for Good Reason or (C) his death or his Disability or twelve (12) months after the date his employment with the Company is terminated by the Company other than for Cause (as defined in Section 5.1 herein); (iii) immediately in the event that the Executive's employment with the Company is terminated for Cause under Section 5.1; and (iv) ten (10) years from the date of grant.

                  4.6 Other Benefits. The Executive shall be entitled to vacation each calendar year during the term of this Agreement, consistent with industry norms for comparable positions to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder.
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Any vacation time not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year without the express approval of the Board of the Company. The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine. The Company shall cover the Executive under its Directors and Officers liability insurance policy for acts or omissions which occur during the period he is employed by the Company and such coverage shall continue after his employment terminates. The Company and the Executive acknowledge and agree that the execution of this Agreement shall have no effect on, and shall in no way modify or amend, the Indemnification Agreement between the Company and the Executive dated June 29, 1998 as currently in effect.

                  4.7 Tax Protection. If the Company or the Company's accountants determine that the payments and other benefits called for under this Agreement or any other payments or benefits to or for the benefit of Executive from the Company after the Commencement Date shall result in Executive being subject to an excise tax under Section 4999 of the Code and/or if such an excise tax is assessed against Executive as a result of such payments or other benefits, the Company shall make a Gross Up Payment (as defined in this Section 4.7) to or on behalf of Executive as and when such determination(s) and assessment(s), as appropriate, are made, provided Executive takes such action as the Company reasonably requests under the circumstances to mitigate or challenge, or to mitigate and challenge, such tax and the Company complies with its obligations under this Section 4.7. A "Gross Up Payment" means a payment to or on behalf of Executive which shall be sufficient to pay (i) any such excise tax in full, (ii) any federal, state and local income tax and social security or other employment tax on the payment made to pay Executive's excise tax as well as any additional excise tax on such payment and (iii) any interest or penalties assessed by the Internal Revenue Service on Executive if such interest or penalties are attributable to the Company's failure to comply with its obligations under this Section 4.7 or applicable law. Any determination under this Section 4.7 by the Company or the Company's accountants shall be made in accordance with Section 28OG of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law and, if the Company reasonably requests that Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment and Executive complies with such request, the Company shall provide Executive with such information and such expert advice and assistance from the Company's accountants, lawyers and other advisors as he may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

         5.       Termination.

                  5.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, for "Cause", which shall mean for (i) any act or omission which constitutes a willful and material breach of this Agreement which is not cured within thirty (30) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, (iii) the conviction of any crime which involves dishonesty or a breach of trust, (iv) gross negligence in connection with the performance of the Executive's duties hereunder,



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or (v) the material and willful refusal (other than as a result of a disability)
by the Executive to perform his duties hereunder. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Company shall (i) pay to the Executive his Base Salary to the date of termination and (ii) pay to the Executive his determined but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of Executive's employment with the Company. The Company shall have no futher liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1) to the Executive.

                  5.2 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate his employment if he becomes eligible as a result of a "Disability" to receive the benefits under the disability insurance policy the Company maintains on behalf of Executive pursuant to Section 4.2 hereof as then in effect or if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 180 days in any 12-month period. The Company initially shall determine (based upon competent medical advice) whether the Executive has a Disability and whether he continues to have a Disability. If the Executive disagrees with the determination made by the Company, he shall so notify the Company in writing and shall designate in such notice one duly licensed medical doctor. The Company promptly shall respond in writing to such notice and shall designate in such response another duly licensed medical doctor. These two duly licensed medical doctors shall designate a third medical doctor in a written notice to the Executive and to the Company, and these three duly licensed medical doctors shall determine (based on whatever tests or examinations or whatever that each deems appropriate under the circumstances) whether he or she believes that the Executive has a Disability or continues to have a Disability, and the three duly licensed medical doctors shall vote on that issue and the determination by at least two of the three duly licensed medical doctors shall be determinative and binding on the Company and on the Executive. The Executive shall pay all compensation and expenses for the medical doctor he designates, the Company shall pay all compensation and expenses for the medical doctor it designates and the Executive and the Company each shall pay one half of all compensation and expenses for the third medical doctor. Upon any termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Executive's employment with the Company, (iii) continue to pay the Executive for a period of twelve (12) months following the termination of the Executive's employment with the Company, an amount equal to the excess, if any, of (A) the Base Salary he was receiving at the time of his Disability, over (B) any benefits the Executive is entitled to receive during such period under any disability insurance policies provided to the Executive by the Company (other than the disability insurance referred to in Section 4.2) such amount to be paid in the manner and at such times as the Base Salary otherwise would have been payable to the Executive, and (iv) continue to pay the Executive Incentive



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Compensation and continue to provide the Executive with the benefits he was receiving under Section 4.2 hereof (other than the disability insurance referred to in Section 4.2) except to the extent that continuing to provide such insurance is necessary to continue the payment of benefits to the Executive as a result of such Disability (the "Benefits") for a period of twelve (12) months following the termination of the Executive's employment with the Company, in the manner and at such times as the compensation or Benefits otherwise would have been payable or provided to the Executive, provided that the amounts payable to the Executive pursuant to the foregoing clauses (i) through (iv) shall be reduced by the amount payable to the Executive pursuant to the disability insurance referred to in Section 4.2 hereof. The Incentive Compensation payable under clause (iv) of this Section 5.2 shall be equal to the amount of Incentive Compensation payable to the Executive for the fiscal year immediately preceding the termination of Executive's employment hereunder, but in no event less than $500,000 per annum and the Benefits shall be the Benefits provided to the Executive for the fiscal year in which the Executive's employment hereunder terminates. Vesting of any unvested Stock Option granted to the Executive pursuant to Section 4.5(a) shall be accelerated and become immediately vested, subject to exercise prior to the termination of the Stock Option pursuant to
Section 4.5(c) of this Agreement. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of
Section 4.1) to the Executive.

                  5.3 Death. In the event of the death of the Executive during the term of his employment hereunder, the Company shall (i) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death, (ii) pay to the estate of the deceased Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the Executive's date of death, (iii) continue to pay to the estate of the deceased Executive the Base Salary the Executive was receiving prior to his death under Section 3.1 hereof for a period of twelve (12) months following the Executive's death, in the manner and at such times as the Base Salary otherwise would have been payable to the Executive, and (iv) continue to pay to the estate of the deceased Executive Incentive Compensation, in the manner and at such times as the compensation would have been payable or provided to the Executive, provided that the amounts payable pursuant to the foregoing clauses (iii) and
(iv) shall be reduced by the amount payable pursuant to the life insurance plans referred to in Section 4.2. The Incentive Compensation payable under clause (iv) of this Section 5.3 shall be equal to the amount of Incentive Compensation payable to the Executive for the fiscal year immediately preceding the Executive's death. Vesting of any unvested Stock Option granted to the Executive pursuant to Section 4.5(a) of this Agreement shall be accelerated and become immediately vested, subject to exercise prior to the termination of the Stock Option pursuant to Section 4.5(c) of this Agreement. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1) to the Executive.

                  5.4 Termination Without Cause. At any time the Company shall have the right to terminate the Executive's employment hereunder by written notice to the Executive. Upon any termination pursuant to this Section
5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3, or 5.5), the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date



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of termination specified in such notice, (ii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of the Executive's employment with the Company, (iii) continue to pay the Executive's Base Salary and Incentive Compensation through the Expiration Date, in the manner and at such times as the Base Salary and Incentive Compensation otherwise would have been payable to the Executive, and (iv) continue to provide the Executive with the benefits he was receiving under Section 4.2 hereof (the "Benefits") through the Expiration Date, in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive. The Incentive Compensation payable under clause (iii) of this Section 5.4 shall be equal to the amount of Incentive Compensation payable to the Executive for the fiscal year immediately preceding the termination of Executive's employment hereunder, and the Benefits shall be the Benefits provided to the Executive for the fiscal year in which the Executive's employment hereunder terminates. In the event that the Company is unable to provide the Executive with any Benefits required hereunder by reason of the termination of the Executive's employment pursuant to this Section 5.4, then the Company shall pay the Executive cash equal to the value of the Benefit (based upon the cost to the Executive to obtain comparable benefits at standard rates) that otherwise would have accrued for the Executive's benefit under the plan for the period during which such Benefits could not be provided under the plans, said cash payments to be made within 45 days after the end of the fiscal year for which such contributions would have been made or would have accrued. The Company's good faith determination of the amount that would have been contributed or the value of any Benefits that would have accrued under any plan shall be binding and conclusive on the Executive. Vesting of any unvested Stock Option granted to the Executive pursuant to Section 4.5(a) of this Agreement shall be accelerated and become immediately vested, subject to exercise prior to the termination of the Stock Option pursuant to Section 4.5(c) of this Agreement. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1) to the Executive.

             5.5  Termination by Executive.

                  (a) The Executive shall at all times have the right, upon six
         (6) months written notice to the Company, to terminate his employment hereunder.

                  (b) Upon any termination pursuant to this Section 5.5 by the Executive, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice and (ii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of the Executive's employment with the Company,
         (iii) continue to pay the Executive's Base Salary and Incentive Compensation through the Expiration Date, in the manner and at such time as the Base Salary and Incentive Compensation otherwise would have been payable to the Executive, and (iv) continue to provide the Executive with the benefits he was receiving under Section 4.2 hereof (the "Benefits") through the Expiration Date, in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive. The Incentive Compensation payable under clause (iii) of this

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         Section 5.5 shall be equal to the amount of Incentive Compensation payable to the Executive for the fiscal year immediately preceding the termination of Executive's employment hereunder, and the Benefits shall be the Benefits provided to the Executive for the fiscal year in which the Executive's employment hereunder terminates. In the event that the Company is unable to provide the Executive with any Benefits required hereunder by reason of the termination of the Executive's employment pursuant to this Section 5.5, then the Company shall pay the Executive cash equal to the value of the Benefit (based upon the cost to the Executive to obtain comparable benefits at standard rates) that otherwise would have accrued for the Executive's benefit under the plan, for the period during which such Benefits could not be provided under the plans, said cash payments to be made within 45 days after the end of the year for which such contributions would have been made or would have accrued. The Company's good faith determination of the amount that would have been contributed or the value of any Benefits that would have accrued under any plan shall be binding and conclusive on the Executive. Vesting of any unvested Stock Option granted to the Executive pursuant to Section 4.5(a) of this Agreement shall be accelerated and become immediately vested, subject to exercise prior to the termination of the Stock Option pursuant to Section 4.5(c) of this Agreement. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of
         Section 4.5).

         5.6      Change in Control of the Company.

                  (a) In the event that a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Company shall occur prior to the Expiration Date, and within two years after the date of the Change in Control, either (i) the Executive's employment with the Company is terminated by the Company without Cause, as defined in Section 5.1 (and other than pursuant in Section 5.2 by reason of the Executive's disability or Section 5.3 by reason of the Executive's death) or (ii) the Executive terminates his employment with the Company for Good Reason, as defined in Subsection 5.6(c) hereof, the Company shall pay to the Executive those amounts Executive would be entitled to under
         Section 5.4 hereof if his employment was terminated by the Company without Cause. Vesting of any unvested Stock Option granted to the Executive pursuant to Section 4.5(a) of this Agreement shall be accelerated and become immediately vested upon termination of the Executive's employment pursuant to this Section 5.6, subject to exercise prior to the termination of the Stock Option pursuant to
         Section 4.5(c) of this Agreement.

                  (b) For purposes of this Agreement, the term "Change in Control" shall mean:

                           (i) Approval by the shareholders of the Company of
                  (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or

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


                  consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

                           (ii) Individuals who, on October 1, 1998, constitute
                  the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to October 1, 1998 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

                  (c) For purposes of this Agreement, "Good Reason" shall mean
         (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (iii) the Company's requiring the Executive to be based at any office or location more than fifty (50) miles outside of the Atlanta or New York City metropolitan area or the metropolitan area in which the Executive is based on the date of the Change in Control on which the Executive relies under Section 5.6(a) without the Executive's prior agreement, except for travel reasonably required in the performance of the Executive's responsibilities; (iv) any purported termination by the Company of the Executive's employment otherwise than for Cause pursuant to Section 5. 1, or by reason of the Executive's disability pursuant to
         Section 5.2 of this Agreement prior to the Expiration Date.

            5.7 Resignation. Upon any termination of employment pursuant to this Section 5, the Executive shall be deemed to have resigned as an officer, and if he was then serving as a

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


director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

                  5.8 Survival. The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.

         6.       Restrictive Covenants.

                  6.1 Non-compensation. The Company is primarily engaged in the sale of conventional home improvement loans, debt consolidation loans, FHA loans, and non-conforming mortgage loans (the "Company's Business") throughout the continental United States (the "Territory"). During the period that the Executive is employed by the Company and for the lesser of (a) the two (2) year period after the termination of the Executive's employment with the Company for any reason and/or (b) the period of time during which the Executive is entitled to receive any Base Salary continuation pursuant to Sections 5.2, 5.4,
5.5 or 5.6 hereof (collectively the "Protected Period"), the Executive shall not, directly or indirectly, have any equity or other ownership interest in, serve in any executive or managerial capacity for, or provide consulting or advice with respect to, any business activity that competes with the Company's Business in the Territory; provided, however, that this covenant shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading, on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent of any class of capital stock of such corporation.

                  6.2      Nondisclosure.

                           (a) For purposes of this Agreement, "Trade Secret"
means information of the Company or of any of the Company's clients or other third parties entrusting such information to the Company (the "Associated Companies"), including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential clients or suppliers, or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts by the Company or by any of the Associated Companies, as the case may be, that are reasonable under the circumstances to maintain its secrecy.

                           (b) For so long as the information remains a Trade
Secret, the Executive shall hold in confidence all Trade Secrets that came into the Executive's knowledge during his employment with the Company and shall not, without the prior written consent of the Company, disclose, publish, or make use of such Trade Secrets to or on behalf of the Executive or any other person or entity other than the Company.

                           (c) For purposes of this Agreement, "Confidential
Information" means any data or information, other than Trade Secrets, that is
(i) valuable to the Company or to any of the Associated Companies and (ii) not generally known to the public or to competitors of the Company or of the Associated Companies other than, directly or indirectly, through the Executive.

                           (d) During the Protected Period, the Executive shall
hold in confidence all Confidential Information that came into the Executive's knowledge during his employment with the Company and shall not, without the prior written consent of the Company, disclose, publish, or make use of such Confidential Information to or on behalf of the Executive or any other person or entity other than the Company.

                  6.3 Nonsolicitation of Employees and Clients. During the Protected Period, the Executive shall not, directly or indirectly, for or on behalf of himself or any other person or entity other than the Company, (a) solicit or encourage to leave the Company any employee whom the Executive personally worked with or otherwise learned of during the Executive's employment with the Company or (b) call on or solicit, for the purpose of competing with the Company's Business, any actual or actively targeted client of the Company with which the Executive had any material business contact at any time during his employment with the Company or, if terminated, at any time within the twelve
(12) months immediately prior to such termination.

                  6.4 Tolling of Covenants. The running of each of the covenants in Sections 6.1, 6.2, and 6.3 of this Agreement shall be tolled and suspended for such period that the Executive is in violation of that covenant, but in no event for longer than an aggregate total period of one (1) year for that covenant.

                  6.5 Definition of Company. Solely for purposes of this Article 6, the term "Company" also shall include any existing, or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described above.

                  6.6 Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Section 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Section 6 (including without limitation the length of the term of the provisions of this Section 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind.

The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 6. The Executive further acknowledges that the restrictions contained in this Section 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.

                  6.7 No Prior Knowledge or Commitments. The Executive represents and warrants that he (i) had no knowledge of any Trade Secrets or Confidential Information prior to his employment with the Company and (ii) does not have any agreements, relationships, or commitments to any other person or entity that conflict in any way with the Executive's obligations to the Company under this Agreement.

                  6.8 Return of Company Property. Upon the request of the Company and, in any event, upon the termination of the Executive's employment with the Company, the Executive shall immediately deliver and/or return to the Company (i) all memoranda, reports, notes, records, manuals, or other documents (including, but not limited to, written instruments, voice or data recordings, or computer tapes, disks, or files of any nature), including all copies of such materials and all documentation prepared or produced in connection therewith, relating to or reflecting the Executive's employment with the Company, the business of the Company or of any of the Associated Companies, or any Trade Secrets or Confidential Information, whether made or compiled by the Executive or furnished to the Executive by virtue of or during his employment with the Company, and (ii) all computers, credit cards, telephones, office equipment, software, and other property of the Company or that it otherwise furnished to the Executive by virtue of or during his employment with the Company.

                  6.9 Additional Rights and Remedies. The covenants in this
Section 6 are in addition to and not in lieu of any other rights or remedies available to the Company, including, without limitation, to protect any Trade Secrets or Confidential Information.

                  6.10 Enforcement. The Executive consents, and waives any objection, to personal jurisdiction and venue in the federal and state courts in Fulton County, Georgia in any action by the Company to enforce this Section 6. The Executive further acknowledges and agrees that he shall be liable to the Company for its reasonable costs and attorneys' fees incurred in any such action to the extent that the Company is the prevailing party.

                  6.11 Survival. The provisions of this Section 6 shall survive the termination of this Agreement, as applicable.

         7. Arbitration. Except any action by the Company to enforce Section 6, any dispute or controversy arising under, relating to, or in connection with this Agreement or the Executive's employment with the Company, including as to arbitrability or any claims by the Executive of alleged discrimination, shall be settled exclusively by binding arbitration in the county in which the principal office of the Company is located pursuant to the Federal Arbitration Act and in accordance with the applicable Rules of the American Arbitration Association then in effect. The Company shall pay all administrative fees of such arbitration, including the fees and expenses of the arbitrator(s), with respect to any federal statutory discrimination claim by the Executive or as may otherwise be required by law for this arbitration agreement to be binding and enforceable. The prevailing party in any such arbitration, or in any action to enforce this Section 7 or any arbitration award hereunder, shall be entitled to recover that party's attendant attorneys' fees and related expenses from the other party to the maximum extent permitted by law.

         8. Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person. The Executive shall, however, be permitted to transfer by gift his rights under the Stock Option granted by the Company to the Executive under
Section 4.5 of this Agreement to any family member of the Executive or to any trust, partnership or other entity of which the Executive and/or his family are the sole beneficial owners, for estate planning purposes.

         9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (except to the extent that its choice of law rules would apply the laws of another State).

         10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter, including without limitation, their prior Employment Agreement of June 23, 1998. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

         11. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to 1000 Parkwood Circle, 5th Floor, Atlanta, Georgia 30339, Attention: Corporate Secretary, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

         12. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

         13. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

         14. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         15. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         16. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                    COMPANY:

                                    MEGO MORTGAGE CORPORATION




                                    By:      /s/ J. R. WALKER
                                       ----------------------------------------
                                       Name: J.R. Walker
                                       Title: EVP/CFO

                                     EXECUTIVE:



                                     /s/ Edward B. "Champ" Meyercord
                                     -------------------------------------------
                                     EDWARD B. "CHAMP" MEYERCORD